Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DynCorp International Inc.'s Parent Reports Results for Third Quarter 2015

Revenue of $479.8 million

•	Adjusted EBITDA of $26.7 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $15.7 million

•	Total backlog of $2.8 billion

•	DSO of 77 days

MCLEAN, Va. - (November 6, 2015) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”), and together with Holdings, (the “Company”), a global services provider, today reported third quarter 2015 financial results.

Third quarter revenue was $479.8 million, compared to $540.3 million in the third quarter 2014, with the decrease primarily driven by the continued drawdown of U.S. forces in Afghanistan and the completion of certain task orders under the Africa Peacekeeping Program ("AFRICAP"), partially offset by new contract wins in our DynAviation segment. Net loss attributable to Holdings for the third quarter 2015 was $15.7 million, compared with a net loss attributable to Holdings of $71.5 million in the third quarter 2014, primarily due to lower impairment charges in the current quarter compared to prior year and a $35.0 million charge in the prior year related to a certain Air Force contract dispute. The Company reported Adjusted EBITDA of $26.7 million for the third quarter down from $28.8 million for the same period in 2014.

“We had a solid quarter,” said Lou Von Thaer, chief executive officer. “I am especially excited about the Iraqi Army Taji Land Depot win. This is a substantial contract identified through our DynGlobal funnel. We were able to demonstrate to the Iraqi government that what we are currently doing for another customer in the region was the right kind of solution for them. That is the essence of our DynGlobal strategy.”

“The DynLogistics team did a nice job of definitizing certain training contracts and finalizing other open matters to help drive profitability this quarter,” said Bill Kansky, chief financial officer. “Based on our third quarter performance, we now expect that 2015 revenues will come in between $1.89 billion and $1.93 billion with full-year adjusted EBITDA to be between $90 million and $93 million.”

Third Quarter Highlights

•
In July 2015, DynAviation was awarded a contract modification from the U.S. Air Force to continue providing aircraft maintenance, transient alert, munitions, base supply and fuels at Joint Base Andrews, Maryland. The competitively awarded contract was originally awarded in August 2011, with a total potential value of $400.9 million. This contract modification is the fourth of seven possible option years, with a total value of approximately $65.6 million.

•
In July 2015, DynLogistics was awarded a one-year contract extension from the U.S. Army Sustainment Command on a task order to continue providing base life support and operation and maintenance services in Afghanistan under the Logistics Civil Augmentation Program (“LOGCAP IV”) contract. The extension is valued at $154.3 million.

•
In August 2015, DynLogistics was awarded two task orders under LOGCAP IV from the U.S. Army Sustainment Command to provide support services to the Geographic Combatant Command ("GCC") headquarters at the United States North America Command ("NORTHCOM") and United States Pacific Command ("PACOM") in several locations worldwide.  These task orders have a one-year base period and two one-year options, with a total potential value of $77 million.

•
We have historically participated in a collaborative arrangement with CH2M Hill on LOGCAP IV, in which our share of the profits was 70%. On August 25, 2015, we executed an agreement with CH2M Hill to end our collaborative arrangement on the LOGCAP IV contract. Subsequent to August 25, 2015, we no longer share any of the risks or profit associated with the contract.

•
In August 2015, DynAviation was awarded a contract modification to continue providing aviation maintenance and logistic support at the Naval Aviation Warfighting Developmental Center ("NAWDC") in Patuxent River, Maryland. The contract modification is the last of four possible option years and is valued at $104.1 million.

•	In August 2015, DynAviation was awarded a contract modification valued at $17.3 million to continue providing maintenance support to the Royal Saudi Land Forces Aviation Command.

•
In August 2015, DynLogistics was awarded a contract by the U.S. Army Contracting Command to provide technical support services to the Iraqi Army in Taji, Iraq. The contract has a total potential value of $139.3 million.

•
In September 2015, DynAviation finalized negotiations with the Department of State regarding the INL Air Wing program and definitized an agreement for a 12-month extension of services with a total potential value of $311.9 million. In addition, in October 2015 we received notification of a new competitive range decision that reinstated us back into the competitive range related to the recompete.

•
In September 2015, DynLogistics was awarded two three-month options from the U.S. Army Contracting Command to provide advisory, training and mentoring services to the Afghanistan Ministry of Interior. The two, three-month options have a total potential value of $33.6 million.

•
In September 2015, DynLogistics was awarded two three-month options from the U.S. Army Contracting Command to provide advisory, training and mentoring services to the Afghanistan Ministry of Defense. The two, three-month options have a total potential value of $27.1 million.

•
In October 2015, DynAviation was notified by the State of California that we were re-awarded the California Department of Forestry and Fire Protection ("CAL FIRE") contract following a customer driven recompete for the expansion of contractual scope. The new contract award will begin January 1, 2016 and has one year base period and three one-year options with a total potential contract value of $155.2 million.

Reportable Segment Results

DynAviation
Revenue for DynAviation was $316.3 million, compared with $293.2 million for the same period in 2014. The increase was the result of higher revenues from T-6 Contractor Operated and Maintained Base Supply ("T-6 COMBS"), Naval Aviation Warfighting Development Center (“NAWDC”), T-34/T-44/T-6 and Future Flexible Acquisition and Sustainment Tool (“F2AST”) contracts and continued organic growth in our Middle East contracts. The increase in revenue was partially offset by the completion of certain task orders under the Contract Field Teams (“CFT”) program and the completion of the Counter Narco-Terrorism Program Office ("CNTPO") program, and by declining operational tempo in Iraq and Afghanistan impacting the INL Air Wing contract.

Adjusted EBITDA was $10.4 million, compared to $26.4 million for the third quarter of 2014. The decrease was attributed to the INL Air Wing program as a result of declining operational tempo in Iraq and Afghanistan, and a charge on a contract that is in a forward loss position.

DynLogistics
Revenue for DynLogistics was $163.2 million, compared with $247.8 million for the third quarter 2014, as a result of reductions in manning, materials and other direct costs under the Afghan Area of Responsibility task order under the LOGCAP IV program and the completion of certain tasks orders under the AFRICAP program. This decline was partially offset by the Afghanistan Ministry of Interior and Afghanistan Ministry of Defense task orders under the United States Army Contracting Command and growth in our national strategic programs portfolio.

Adjusted EBITDA was $18.6 million, compared to $3.3 million for the third quarter of 2014. The increase was attributed to the definitization of certain training contracts, the ending of a collaborative subcontract arrangement on the LOGCAP IV contract and absence of a charge taken in the comparable quarter of 2014 related to the definitization of certain contracts. The increase in profitability was offset by the effects of lower volume on the LOGCAP IV contract.

Liquidity
Cash used in operating activities during the nine months ended September 25, 2015, was $25.5 million compared with $17.7 million for the same period in 2014. Cash used in operating activities during the nine months ended September 25, 2015 was primarily due to our net loss position, excluding the impact of non-cash impairments, and changes in working capital, primarily driven by a reduction in accrued liabilities.

The cash balance at quarter-end was $65.5 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of the third quarter 2015 was 77 days, a three-day decrease from year-end primarily attributable to favorable timing of payment cycles.

Conference Call
The Company will host a conference call at 9:00 a.m. Eastern Time on November 6, 2015, to discuss results for the third quarter 2015. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 56310742. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 12:00 p.m. Eastern Time on November 6, 2015, through 11:59 p.m. Eastern Time on December 6, 2015. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net loss attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Senior Unsecured Notes and/or our Senior Credit Facility. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2015 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers, acquisitions, divestitures, joint ventures or teaming agreements; our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; the ability to generate sufficient cash to repay our Senior Credit Facility, consisting of our Term Loan and Revolver, maturing on July 7, 2016, or to repay our other indebtedness which may force us to take other actions to satisfy our obligations under our indebtedness, which may not be successful; the outcome of any material litigation, government investigation, government audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States (U.S.) Department of Defense (DoD) is currently operating under; the inability of Congress to pass appropriations bills in a timely manner, and any resulting government shutdown; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, INL, CFT and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts and indefinite quantity contracts (“IQC”); the timing or magnitude of any award, performance or incentives fees granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; further declines in the estimated fair value of a reporting unit resulting in additional goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstance or estimates may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

###
(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 25, 2015	September 26, 2014	September 25, 2015	September 26, 2014
Revenue	$479,808	$540,327	$1,437,000	$1,744,052
Cost of services	(427,529)	(510,965)	(1,290,880)	(1,606,045)
Selling, general and administrative expenses	(35,237)	(44,192)	(107,920)	(110,277)
Depreciation and amortization expense	(9,039)	(12,094)	(25,587)	(35,621)
Earnings from equity method investees	6	152	131	9,918
Impairment of goodwill, intangibles and long lived assets	(6,690)	(50,955)	(93,485)	(142,714)
Operating income (loss)	1,319	(77,727)	(80,741)	(140,687)
Interest expense	(17,201)	(17,237)	(50,429)	(53,438)
Loss on early extinguishment of debt	—	(242)	—	(862)
Interest income	19	68	61	151
Other income, net	73	956	1,675	3,314
Loss before income taxes	(15,790)	(94,182)	(129,434)	(191,522)
Benefit for income taxes	540	23,160	10,025	39,028
Net loss	(15,250)	(71,022)	(119,409)	(152,494)
Noncontrolling interests	(499)	(492)	(1,227)	(1,857)
Net loss attributable to DTH, Inc.	$(15,749)	$(71,514)	$(120,636)	$(154,351)

Benefit for income taxes	(540)	(23,160)	(10,025)	(39,028)
Interest expense, net of interest income	17,182	17,169	50,368	53,287
Depreciation and amortization (1)	9,479	12,328	27,626	36,328
EBITDA (2)	$10,372	$(65,177)	$(52,667)	$(103,764)

Non-recurring or unusual gains or losses or income or expenses (3)	13,202	87,001	114,452	185,910
Employee non-cash compensation, severance, and retention expense (4)	2,575	5,137	6,237	7,934
Management fees (5)	1,008	705	3,052	1,424
Other (6)	(445)	1,111	(931)	1,565
Adjusted EBITDA	$26,712	$28,777	$70,143	$93,069

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our unaudited condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of certain intangibles and assets held for sale of $6.7 million in the third quarter of 2015, the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015 and the impairment of goodwill within the LSS and Aviation reporting units in 2014, a one-time charge related to a certain contract of $35 million as defined in the Fourth Amendment to the Senior Credit Facility in 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company management fees.

(6)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	For the three months ended September 25, 2015				For the three months ended September 26, 2014
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(11,344)	$(4,137)	$16,800	$1,319	$(14,245)	$(65,282)	$1,800	$(77,727)
Depreciation and amortization expense (1)	8,913	491	75	9,479	11,947	372	9	12,328
Loss on early extinguishment of debt	—	—	—	—	(242)	—	—	(242)
Noncontrolling interests	(499)	—	—	(499)	(492)	—	—	(492)
Other income (loss), net	1,217	(1,147)	3	73	767	135	54	956
EBITDA(2)	$(1,713)	$(4,793)	$16,878	$10,372	$(2,265)	$(64,775)	$1,863	$(65,177)

Non-recurring or unusual gains or losses or income or expenses (3)	(404)	13,090	516	13,202	700	86,065	236	87,001
Employee non-cash compensation, severance, and retention expense (4)	184	1,425	966	2,575	262	4,261	614	5,137
Management fees (5)	150	568	290	1,008	210	297	198	705
Other (6)	(509)	66	(2)	(445)	198	513	400	1,111
Adjusted EBITDA	$(2,292)	$10,356	$18,648	$26,712	$(895)	$26,361	$3,311	$28,777

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our unaudited condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of certain intangibles and assets held for sale of $6.7 million in the third quarter of 2015, the impairment of goodwill within the Aviation reporting unit in 2014, a one-time charge related to a certain contract of $35 million as defined in the Fourth Amendment to the Senior Credit Facility in 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company management fees.

(6)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	For the nine months ended September 25, 2015				For the nine months ended September 26, 2014
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(32,040)	$(76,508)	$27,807	$(80,741)	$(30,331)	$(43,382)	$(66,974)	(140,687)
Depreciation and amortization expense (1)	25,148	2,291	187	27,626	35,193	1,104	31	36,328
Loss on early extinguishment of debt	—	—	—	—	(862)	—	—	(862)
Noncontrolling interests	(1,227)	—	—	(1,227)	(1,857)	—	—	(1,857)
Other income (loss), net	2,456	(835)	54	1,675	2,202	1,074	38	3,314
EBITDA(2)	$(5,663)	$(75,052)	$28,048	$(52,667)	$4,345	$(41,204)	$(66,905)	$(103,764)

Non-recurring or unusual gains or losses or income or expenses (3)	1,905	102,517	10,030	114,452	3,694	87,582	94,634	185,910
Employee non-cash compensation, severance, and retention expense (4)	637	4,447	1,153	6,237	1,391	5,135	1,408	7,934
Management fees (5)	318	1,823	911	3,052	424	571	429	1,424
Other (6)	(1,058)	82	45	(931)	108	793	664	1,565
Adjusted EBITDA	$(3,861)	$33,817	$40,187	$70,143	$9,962	$52,877	$30,230	$93,069

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our unaudited condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of certain intangibles and assets held for sale of $6.7 million in the third quarter of 2015, the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015 and the impairment of goodwill within the LSS and Aviation reporting units in 2014, a one-time charge related to a certain contract of $35 million as defined in the Fourth Amendment to the Senior Credit Facility in 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company management fees.

(6)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 25, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$65,549	$94,004
Restricted cash	1,673	707
Accounts receivable, net of allowances of $16,466 and $4,736, respectively	423,791	448,496
Other current assets	53,262	74,200
Assets held for sale	12,385	—
Total current assets	556,660	617,407
Non-current assets	239,570	365,080
Total assets	$796,230	$982,487
LIABILITIES AND EQUITY
Current portion of long-term debt	$187,272	$—
Total current liabilities, less current portion of long-term debt	342,742	406,180
Long-term debt	455,000	642,272
Other long-term liabilities	7,838	11,312
Total deficit attributable to Delta Tucker Holdings, Inc.	(202,306)	(82,766)
Noncontrolling interests	5,684	5,489
Total deficit	(196,622)	(77,277)
Total liabilities and deficit	$796,230	$982,487

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED OTHER CONTRACT DATA
(Amounts in millions)

	September 25, 2015	December 31, 2014
Backlog(1):
Funded backlog	$1,188	$1,171
Unfunded backlog	1,607	2,160
Total Backlog	$2,795	$3,331

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. These priced options may or may not be exercised at the sole discretion of the customer. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the nine months ended
	September 25, 2015	September 26, 2014
Cash Flow Information:
Net cash used in operating activities	$(25,518)	$(17,721)
Net cash used in investing activities	(944)	(5,302)
Net cash used in financing activities	(1,993)	(94,465)

Net cash used in operating activities	(25,518)	(17,721)
Less: Purchase of property and equipment, net	(2,680)	(7,129)
Proceeds from sale of property, plant and equipment	478	44
Less: Purchase of software	(998)	(1,101)
Free cash flow	$(28,718)	$(25,907)